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                                                                     EXHIBIT 8.2

                         [SIDLEY & AUSTIN LETTERHEAD]


                                March 19, 1997



Mark Twain Bancshares, Inc.
8820 Ladue Road
St. Louis, Missouri 63124

Ladies and Gentlemen:


          We refer to the Agreement and Plan of Reorganization dated October 27, 1996, as amended (the "Agreement"), among Mercantile Bancorporation Inc., a Missouri corporation ("Mercantile"), Ameribanc, Inc., a Missouri corporation and a direct, wholly owned subsidiary of Mercantile ("Merger Sub"), and Mark Twain Bancshares, Inc., a Missouri corporation (together with its predecessors, "Bancshares"), which provides for the merger (the "Merger") of Bancshares with and into Merger Sub on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

          As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will remain outstanding and will be unchanged after the Merger and will thereafter constitute all of the issued and outstanding stock of Merger Sub as the Surviving Corporation in the Merger; and
(ii) each share of common stock of Bancshares issued and outstanding immediately prior to the Effective Time, other than shares held by holders of Bancshares common stock who exercise dissenters' rights (as described below), will cease to be outstanding and will be converted into and become the right to receive .952 of a share of common stock, par value $5.00 per share, of Mercantile and the associated Rights under the Mercantile Rights Agreement; provided, however, that
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any shares of Bancshares Common Stock held by Bancshares or any of its wholly owned Subsidiaries, or Mercantile or any of its wholly owned Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, will be cancelled and will not represent capital stock of the Surviving Corporation and will not be exchanged for shares of Mercantile Common Stock. Notwithstanding clause (ii) above, each holder of Bancshares Common Stock who otherwise would have been entitled to a fraction of a share of Mercantile Common Stock will receive cash in lieu thereof. Those holders of Bancshares Common Stock exercising dissenters' rights under the Missouri Act will be
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entitled to payment of the fair value of their Bancshares Common Stock.

          Accordingly, immediately following the Merger, the former holders of Bancshares Common Stock (other than those who exercise dissenters' rights) will hold Mercantile Common Stock issued in the Merger (and cash in lieu of any fractional shares of Mercantile Common Stock) and Merger Sub, as the Surviving Corporation, will be a wholly owned subsidiary of Mercantile. The Merger and the Agreement are more fully described in Mercantile's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Mercantile Common Stock, which is being filed by Mercantile with the Securities and Exchange Commission pursuant to the Securities Act of l933, as amended. The Registration Statement includes the Joint Proxy Statement/Prospectus (the "Prospectus") of Mercantile and Bancshares.

          In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Registration Statement (including the Prospectus) and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments and documents between the date hereof and the Effective Time.

          We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have also assumed: (i) that the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) that the Merger will qualify as a statutory merger under the laws of the State of Missouri; (iii) the accuracy as of the date hereof, and the continuing accuracy as of the Effective Time, of the written statements made by executives of Mercantile and Bancshares contained in the Mercantile Tax Certificate and the Bancshares Tax Certificate, respectively, attached as exhibits hereto (the accuracy of which in no case have we investigated or verified), and (iv) the accuracy as of the date hereof, and the continuing accuracy as of the Effective Time, of representations of certain holders of Bancshares Common Stock contained in the Support Agreements referred to in the Agreement (the accuracy of which in no case have we investigated or verified).

          In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code

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of 1986, as amended (the "Code"), Regulations promulgated thereunder by the
United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

          Based upon and subject to the foregoing, it is our opinion, as counsel for Bancshares, that for federal income tax purposes:

          (1) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Bancshares, Merger Sub and Mercantile will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

          (2) no gain or loss will be recognized by Bancshares or Merger Sub as a result of the Merger;

          (3) no gain or loss will be recognized by the stockholders of Bancshares upon the conversion of their Bancshares Common Stock into Mercantile Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Mercantile Common Stock;

          (4) the aggregate tax basis of the shares of Mercantile Common Stock received in exchange for shares of Bancshares Common Stock pursuant to the Merger (including a fractional share of Mercantile Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Bancshares Common Stock;

          (5) the holding period for shares of Mercantile Common Stock issued in exchange for shares of Bancshares Common Stock pursuant to the Merger will include the holder's holding period for such shares of Bancshares Common Stock, provided such shares of Bancshares Common Stock were held as
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     capital assets by the holder at the Effective Time; and

          (6) a stockholder of Bancshares who receives cash in lieu of a fractional share of Mercantile Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined as provided in paragraph (4) above) and the amount of cash received.

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          This opinion may not be applicable to Bancshares shareholders who received their Bancshares Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

          Except as expressly set forth in paragraphs (1) through (6), inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

          We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

                                                Very truly yours,

                                                /s/ Sidley & Austin

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